EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

1.             Identification and Parties.  This Agreement of Purchase and Sale and Joint Escrow Instructions (this “Agreement”), dated, for identification purposes only, February 10, 2012, is made and entered into by and between M2 Marketplace, Inc., a Delaware corporation (“Seller”), a wholly-owned subsidiary of PC Mall, Inc., a Delaware corporation (“PC Mall”), and Nautilus Group, Inc., a California corporation or its assignee (“Buyer”).  Seller and Buyer are sometimes referred to herein collectively as the “parties,” and individually as a “party.”

2.             Recitals.

2.1           Seller is the fee simple title owner of that certain improved real property consisting of approximately 32,500 square feet of land on which is located a building containing approximately 9,750 square feet, located in Santa Monica, California, 90403 and legally described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Real Property”).  As used herein, the term “Property” shall mean

2.1(a)            the Real Property;

2.1(b)           all improvements, structures, parking areas, systems, fixtures, and utilities located upon the Real Property (collectively, the “Improvements”)

2.1(c)            all of Seller’s right, title and interest in and to all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

2.1(d)           to the extent assignable, all authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality held by the Seller with respect to the Real Property or Improvements, if any (collectively, the “Approvals”);

2.1(e)            to the extent assignable, all right, title and interest of Seller in and to the plans and specifications and other architectural and engineering drawings for the improvements on the Real Property (collectively, the “Intangible Property”); and

2.1(f)            to the extent assignable, all right, title and interest of Seller in and to those certain contracts relating to the Real Property, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto, if any (collectively, the “Contracts”).

2.2           Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, upon and subject to the terms and conditions set forth below.

2.3           Upon the Closing (as defined in Section 5.2 below) of the purchase and sale of the Property, Seller desires to lease back the Property pursuant to the Lease (as defined in Section 11 below) as hereinafter provided.  The term of the Lease is referred to in this Agreement as the “Leaseback.”

3.             Agreement of Purchase and Sale of Property.  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, upon and subject to the terms and conditions set forth below.

4.             Purchase Price; Manner of Payment.

4.1           The purchase price (the “Purchase Price”) for the Property shall be Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00), which amount shall be payable as provided in Section 4.2 below.

4.2           The Purchase Price shall be payable as follows:

4.2(a)            Buyer shall deliver to Escrow Holder (as defined in Section 5.1 below), within three (3) days after the Opening of Escrow (as defined in Section 5.2 below), the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the “First Deposit”).

4.2(b)           Unless this Agreement has been terminated pursuant to Section 8.2, Buyer shall deposit with the Escrow Holder additional immediately available funds in the amount of One Million and No/100 Dollars ($1,000,000.00) (the “Second Deposit”) within two (2) business days following the Contingency Date (as defined in Section 5.2 below).  The First Deposit and Second Deposit are sometimes collectively referred to herein as the “Deposit.”  The Deposit will be applied to the Purchase Price upon the Close of the Escrow (as defined in Section 5.2 below).  The Deposit shall not be refundable to Buyer after the Contingency Date to the extent provided for in Section 14 below.

4.2(c)            Buyer shall deliver to Escrow Holder on or before the Close of Escrow, immediately available funds for the balance of the Purchase Price (plus or minus prorations and costs for which Buyer is responsible under this Agreement).

4.3           Escrow Holder shall deposit all monies deposited with it in an interest-bearing money-market account in a federally insured financial institution selected or approved by Buyer.  Interest on all monies deposited in Escrow prior to the Close of Escrow shall accrue for the benefit of Buyer and shall be released to Buyer upon Buyer’s unilateral demand therefor.  At the Close of Escrow, all monies, including interest, held by Escrow Holder shall be applied against the Purchase Price.

4.4           Contemporaneously with the execution and delivery of this Agreement, Buyer shall pay to the Seller as further consideration for this Agreement, including, without limitation, Buyer’s right to inspect the Property, the amount of One Hundred and No/100ths Dollars ($100.00) (“Independent Consideration”) in addition to the Deposit and independent of any other consideration provided for hereunder, which Independent Consideration is fully earned by Seller, is not refundable under any circumstances and is not applicable to the Purchase Price.

5.             Escrow; Key Dates; Close of Escrow.

5.1           An escrow (the “Escrow”) to consummate the sale and purchase of the Property shall be opened with First American Title Insurance Company (“Escrow Holder”), whose address is 801 Nicollet Mall, Suite 1900, Minneapolis, Minnesota 55402 Attn:  Jordan Dunn/Sarah Koivu.  Within three (3) days after the “Date of Agreement” (as defined below), the parties shall deposit with Escrow Holder a copy of this Agreement which, in addition to constituting the agreement of the parties, shall serve as escrow instructions to Escrow Holder.  The parties shall execute such additional escrow instructions as Escrow Holder may require to clarify its duties hereunder, provided that such additional instructions do not impose any additional obligations on the parties.  Such further instructions shall not modify the provisions of this Agreement unless otherwise expressly set forth therein and any inconsistency between the provisions of such additional instructions and the provisions of this Agreement shall be resolved in favor of this Agreement.

5.2           As used herein (i) the term “Opening of Escrow” means the date that a fully executed copy of this Agreement is delivered to Escrow Holder; (ii) the term “Close of Escrow” or “Closing” means the recording of the Deed (as defined below) in the Official Records of Los Angeles County, California; (iii) the term “Closing Date” means the date of the Close of Escrow; (iv) the term “Contingency Date” means the date which is ninety (90) days following the Opening of Escrow; and (v) the term “Date of Agreement” means the date upon which Buyer and Seller have executed and delivered this Agreement.  The Close of Escrow shall occur on the date which is one hundred twenty (120) days after the Date of Agreement.

6.             Representations and Warranties.

6.1           Buyer’s Representations and Warranties.  Buyer hereby makes the following representations and warranties to Seller, which representations and warranties are, and as of the Close of Escrow shall be, true and correct:

6.1(a)            Buyer’s Authority.  Buyer is a corporation duly organized and validly existing under the laws of the State of California. Buyer has the right, power, legal capacity and authority to execute, deliver and perform this Agreement.

6.1(b)           Due Authorization.  All of the documents to be executed by Buyer that are to be delivered to Seller or Escrow Holder will be duly authorized, executed and delivered by Buyer, and will be the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, and will not violate any provisions of any agreement to which Buyer is a party, or to which Buyer is subject.

6.1(c)            Consents.  All consents required in order for Buyer to execute, deliver and perform this Agreement have been obtained.

6.2           Seller’s Representations and Warranties.  Seller hereby makes the following representations and warranties to Buyer, which representations and warranties are, and as of the Close of Escrow shall be, true and correct:

6.2(a)            Seller’s Authority.  Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly authorized and qualified to conduct business in the State of California.  Seller has the right, power, legal capacity and authority to execute, deliver and perform this Agreement.

6.2(b)           Due Authorization.  All of the documents to be executed by Seller that are to be delivered to Buyer or Escrow Holder will be duly authorized, executed and delivered by Seller, and will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and will not violate any provisions of any agreement to which Seller is a party, or to which Seller or the Property is subject.

6.2(c)            No Breach.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall result in a breach of or constitute a default under: (i) any agreement, document, instrument, or other obligation to which Seller is a party or by which Seller may be bound; (ii) to the actual knowledge of Seller, any law, statute, ordinance, rule or governmental regulation; or (iii) to the actual knowledge of Seller, any writ, injunction, order or decree of any court or governmental body, applicable to Seller or to the Property.  As used herein and throughout this Agreement, “actual knowledge” shall mean the actual knowledge of Frank Khulusi or Daniel DeVries of Seller.  Seller represents and warrants to Buyer that Messrs. Khulusi and DeVries are the individuals who are employed by, representatives of, or affiliated with Seller and PC Mall who are most knowledgeable about the Property and the matters addressed in this Agreement including, without limitation, this Section 6.

6.2(d)           No Litigation or Reassessment.  Except as disclosed in the “Documents” (as defined in Section 8.1(d) below), there is no claim, action, litigation, arbitration or other proceeding pending where Seller is a party or, to the actual knowledge of Seller, threatened against Seller that relates to the Property or the transactions contemplated hereby or which could result in the imposition of a lien against the Property.  If Seller receives written notice of any such claim, litigation or proceeding prior to the Close of Escrow, then Seller must promptly notify Buyer of the same in writing.  Seller has not received any written notice of any proposed reassessment of the Property by the local taxing agencies and has not received any written notice issued by a governmental authority of any pending or threatened special assessment district, or other action, which would increase real property taxes or assessments against the Property, including Mello-Roos bonds.

6.2(e)            Lease.  There are no leases or other agreements relating to the rights of any party with respect to the possession, occupancy or use of the Property.

6.2(f)            Service Contracts.  As of the Closing there will be no Contracts, warranties, guaranties, bonds or other agreements that affect or will affect or which are or will be obligations of the Buyer or the Property, including, without limitation, maintenance contracts, management agreements, design services contracts, construction contracts, architects agreements, parking agreements, consulting agreements or landscaping agreements.  Prior to the Close of Escrow, Seller will not enter into any new contracts or agreements that affect the Property without Buyer’s prior written consent.  Notwithstanding anything herein to the contrary, in view of the fact that Seller shall lease back the Property following the Closing pursuant to the Lease, Seller shall continue those Contracts that Seller desires during the Leaseback Term, and, subject to the terms of the Lease, Seller shall assign to Buyer those Contracts that Buyer desires to assume upon the expiration or termination of the Leaseback and shall terminate all other Contracts at Seller’s expense.  This subject is more extensively covered in the Lease.

6.2(g)           Entitlements.  Except as disclosed in the Documents, Seller has not received any written notice from any governmental authority that Seller or the Property (or any portion thereof) is in violation of any governmental or other legal requirements.  If Seller receives such a notice prior to the Close of Escrow, then Seller shall immediately notify Buyer of the same in writing in which case the provisions of Sections 6.3 and 6.4 will apply.

6.2(h)           No Options/Rights of First Refusal.  No party has a right of first refusal or option to purchase all or a part of the Property.

6.2(i)             Employees.  There are no employees of Seller who, by reason of any governmental regulations, employment contract or other reason, would become employees of Buyer as a result of the purchase of the Property by Buyer.

6.2(j)             Leasing/Management Contracts.  There are no leasing or management contracts that will survive the Close of Escrow or that will require the payment of any fees or commissions by Buyer.

6.2(k)            Bankruptcy.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, or suffered the attachment or other judicial seizure of substantially all of its assets.

6.2(l)             No Government Proceedings.  To the best of Seller’s knowledge there are no existing, pending or contemplated condemnation, incorporation, annexation, or moratorium proceedings affecting the Property or any part thereof.  Also, to the best of Seller’s knowledge, there are no existing, pending or contemplated governmental rules, regulations, plans, studies or efforts, or court orders or decisions, which do or could adversely affect the Property.

6.2(m)           Compliance with Laws and Requirements; Hazardous Materials.  Seller has not received any written notice of any violation, and the Property is not, to Seller’s actual knowledge, in violation, of (i) any federal, state or local law, statute, ordinance, rule or regulation (including, without limitation, those relating to “Hazardous Materials” (as defined below)) (collectively, “Laws”); or (ii) any requirement applicable to the Property, including, without limitation, requirements imposed under any recorded covenants, conditions, restrictions, easements or other rights affecting the Property (collectively, “Requirements”).  If Seller receives such a written notice following the Contingency Date and prior to the Close of Escrow, then Seller shall immediately notify Buyer in writing in which case the provisions of Sections 6.3 and 6.4 will apply.  Except as set forth in the Environmental Reports (as defined below), Seller has not manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any Hazardous Materials in violation of applicable Laws or Requirements.  To Seller’s actual knowledge, no Hazardous Materials have been or are located on, under or about the Property in violation of applicable Laws or Requirements.  As used herein, the term “Hazardous Materials” means any flammable, explosive, or radioactive materials, hazardous wastes or substances, toxic wastes or substances and other related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any applicable Laws or Requirements.  “Environmental Reports” means the environmental reports listed on Schedule 6.2(m) attached hereto and incorporated herein by reference.

6.2(n)           Fee Simple Title.  Seller owns good and marketable fee simple title to the Property, free and clear of all liens and encumbrances except those set forth in the “PTR” (as defined in Section 8.1(b) below).

6.2(o)           Utilities; Access. To Seller’s actual knowledge, no fact or condition exists which would result in the termination of any existing sewer or other utility facilities servicing the Property, or in the change of any existing access to the Property.

6.2(p)           Special Assessments.  To Seller’s actual knowledge, no special assessments have been made against the Property that are unpaid, whether or not they have become liens.

6.2(q)           Defects.  Seller has not received any written notice of any, and to the best of Seller’s knowledge there are no, defects with respect to any Improvements on the Property.

6.2(r)          No Omissions or Misstatements.  The representations and warranties contained in this Section 6.2 are true and correct on the date hereof.  Seller shall immediately notify Buyer upon Seller’s discovery of any fact that would render any representation or warranty in this Agreement materially untrue or incorrect in which case the provisions of Section 6.3 will apply.

6.3           Indemnity.  Seller shall indemnify, defend and hold harmless Buyer and its successors and assigns from and against any and all Claims arising out of or in connection with (i) any failure or breach of any of Seller’s warranties, representations, covenants, agreements or obligations set forth in this Agreement, and (ii) the Property prior to the Closing, except to the extent Buyer is responsible for the same pursuant to Section 8.1(a) below.

6.4           Buyer’s Rights.  Upon Buyer’s receipt of notification of any fact that would render any of the representations or warranties contained herein untrue, incorrect or misleading in any material respect, Buyer may, at Buyer’s option (a) waive the breach that would be caused by such change, (b) agree with Seller to adjust the terms of this Agreement to compensate Buyer for such change, or (c) terminate this Agreement without prejudice to any further legal or equitable rights or remedies Buyer may have against Seller or the Property.

6.5           Warranties Survive Closing.  The representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Close of Escrow.  The representations and warranties of Seller set forth in this Agreement or any documents executed in connection herewith shall survive the expiration of the Leaseback Term for a period of one (1) year (“Survival Period”), but any action, suit or proceeding brought by Buyer against Seller under this Agreement or under any such documents shall be commenced and served, if at all, on or before the end of the Survival Period and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect.

7.             As-Is Conveyance.  Buyer hereby agrees that, upon the Close of Escrow, Buyer shall conclusively be deemed to have accepted the Property in its then existing condition, “AS IS, WHERE IS AND WITH ALL FAULTS” without representation or warranty of any kind or nature whatsoever except as expressly set forth in this Agreement.

8.             Buyer’s Contingencies.

8.1           Buyer’s Contingencies.  Notwithstanding any provision of this Agreement to the contrary, Buyer’s obligation to purchase the Property is subject to Buyer’s approval of the following contingencies, which approval may be given or withheld in the sole and absolute discretion of Buyer:

8.1(a)            Inspections.  Buyer’s physical inspection of the Property by the Contingency Date.  Buyer’s physical inspection of the Property may include, without limitation, inspections regarding the geological condition, existence of active pest infestation or infection, condition of general structure, roof, heating, air conditioning, plumbing, sewer or septic system, electrical system, mechanical system, foundation, location of property lines, size and/or square footage of the improvements, water and utility restrictions, existence of Hazardous Materials and existence of any claims by any third parties.  Buyer and Buyer’s agents and representatives shall have the right at reasonable times and upon reasonable advance written notice to Seller to enter upon the Property for the purpose of making any inspections and tests contemplated by this Section 8.1(a). Buyer and Seller shall cooperate and coordinate Buyer’s access to the Property for the purpose of making such inspections so that such access does not adversely affect the conduct of Seller’s business from the Property. If the Close of Escrow does not occur for a reason, then Buyer shall promptly repair any damage to the Property resulting from such entry; provided, however, that Buyer shall have no liability to Seller or any other person or entity by reason of leaving discovered and/or reported (as may be required by law) any adverse physical condition, title condition, environmental condition, or other defect with respect to the Property, unless such condition or defect is caused or exacerbated by Buyer and its agents.  All such inspections and tests and any other work conducted or materials furnished with respect to the Property by or for Buyer shall be paid for by Buyer as and when due.  Buyer hereby agrees to protect, indemnify, defend and hold harmless Seller and its successors and assigns from and against any and all claims, costs, damages, liabilities and expenses whatsoever (including without limitation, reasonable attorneys’ fees) (collectively, “Claims”) resulting from Buyer’s entry upon the Property and making of any tests or studies with respect to the Property prior to the Close of Escrow, including any and all mechanics lien claims; provided, however, that in no event shall Buyer have any obligations under this Section 8.1(a) with respect to Claims by reason of Buyer having discovered and/or reported (as may be required by law) any adverse existing physical condition, title condition, environmental condition or other existing defect with respect to the Property, unless such condition or defect is exacerbated by Buyer and its agents.

8.1(b)           Title.  Within ten (10) business days after the Date of Agreement, Seller shall deliver or cause First American Title Insurance Company (the “Title Company”) to deliver to Buyer a preliminary title report for the Property, together with copies of all instruments and documents referred to therein and all easements plotted (the preliminary title report together with such other instruments is herein collectively called the “PTR”).  On or before the thirtieth (30th) day following the Date of Agreement (the “Title Objection Date”), Buyer shall approve or disapprove of the title matters as set forth in the PTR.  Buyer shall determine whether or not the PTR is acceptable in Buyer’s sole, absolute and unrestricted discretion.  If Buyer fails to give notice of its disapproval of the PTR or its election pursuant to the foregoing sentence, then Buyer shall be deemed to have approved of the PTR in whole.  Seller shall have the right, in Seller’s sole, absolute and unrestricted discretion, within ten (10) days after written notice from Buyer, to agree in writing to remove any disapproved items prior to the Close of Escrow, at Seller’s sole cost and expense, and, in such event, Seller shall cause the same to be accomplished prior to the Close of Escrow.  Notwithstanding the preceding sentence, Seller shall in all events cause any monetary liens and encumbrances to be removed at or prior to Close of Escrow except for those monetary liens and encumbrances which Buyer expressly agrees to assume or take subject and pursuant to this Agreement.  If Seller does not give Buyer written notice of Seller’s agreement to remove such disapproved items within such ten (10) day period, then Buyer shall have the right to elect to (a) waive Buyer’s objection to the disapproved matters which Seller does not undertake to remove; or (b) cancel and terminate this Agreement in which case the Deposit and any interest earned thereon shall be returned to Buyer and neither party shall have any further rights or obligations hereunder.  Buyer shall exercise its rights under the previous sentence within ten (10) business days of the expiration of Seller’s ten (10) day period to respond to any such disapproved items.  The exceptions approved by Buyer as aforesaid are hereinafter referred to as the “Permitted Exceptions.”  If the PTR is supplemented at any time during Buyer’s review or after Buyer’s approval thereof, then the same approval and cure procedure shall be applicable to such supplemental report as is set forth above for the approval of the original PTR.

8.1(c)            Survey.  Buyer may obtain, at Buyer’s expense, a new or updated ALTA survey of the Property (the “Survey”), certified to Buyer and the Title Company for this transaction, prepared by a surveyor licensed in the state where the Property is located.  Should Buyer elect not to obtain the Survey or should the Survey not be in accordance with the standard requirements of the Title Company for the issuance of a 2006 ALTA Extended Owner’s Policy, any exception or exceptions added to Buyer’s Title Policy as a result thereof shall constitute a Permitted Exception(s).

8.1(d)           Documents.  Within ten (10) business days after the Date of Agreement, Seller shall deliver, or cause to be delivered, to Buyer all documents, materials, reports, books, records, files and other items relating to the Property that are in Seller’s possession, control or otherwise reasonably available to Seller (the “Documents”) including, without limitation, the following:

(i)            a current legal description of the Property;

(ii)           true and correct copies of any operating statements pertaining to the Property for the three (3) calendar years preceding the Closing;

(iii)          a schedule of the service contracts, maintenance contracts, management contracts, warranties, or other agreements affecting the Property, if any, together with copies of each of the foregoing documents, if any;

(iv)          all existing surveys of the Property;

(v)           copies of all plans and specifications pertaining to the Improvements (including any future planned Improvements), topographical maps, grading plans, architectural and design drawings, engineering, structural, environmental, termite, soils, seismic, toxic geologic and architectural reports, studies and certificates and all other documents, 3rd party reports, or similar data pertaining to the Property;

(vi)          true and correct copies of all licenses, permits, certificates of occupancy, building inspection approvals, easement agreements and covenants, conditions or restrictions (which easement agreements, covenants, conditions or restrictions may be delivered as part of the PTR delivered by Title Company) pertaining to the Property;

(vii)         true and correct copies of the bills issued for the three (3) most recent years for all real property taxes and personal property taxes and copies of all notices or documents for any assessments or bonds relating to the Property;

(viii)        true and correct copies of all warranties and guaranties pertaining to the Property; and

(ix)           true and correct copies of any earthquake fitness reports issued by the City of Santa Monica after January 24, 1994.

8.2           Buyer Approval.  Buyer shall notify Escrow Holder and Seller in writing whether or not Buyer has approved or waived each of the contingencies set forth in Article 8 on or before the Contingency Date.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUYER SHALL HAVE THE ABSOLUTE AND UNRESTRICTED DISCRETION TO TERMINATE THIS AGREEMENT FOR ANY OR NO REASON WHATSOEVER BY DELIVERY OF WRITTEN NOTICE TO SELLER ON OR BEFORE THE CONTINGENCY DATE.  BUYER’S FAILURE TO DELIVER TO ESCROW HOLDER AND SELLER A NOTICE APPROVING SAID CONTINGENCIES WITHIN THE TIME PROVIDED THEREFOR SHALL BE DEEMED BUYER’S APPROVAL OF SUCH CONTINGENCIES.  If Buyer disapproves any contingency item prior to the Contingency Date, or if Buyer elects to terminate this Agreement as a result of Seller’s election not to cure an item disapproved by Buyer pursuant to Section 8.1(b) in a manner reasonably acceptable to Buyer, then this Agreement shall terminate, and the Deposit shall be returned to Buyer.

9.             Representations and Warranties of Seller and Buyer Regarding Brokers.

9.1           Representations Regarding Brokers.  Seller represents and warrants that it has not employed any brokers or finders in connection with the transactions contemplated hereby other than Mr. Craig J. Poropat, of Lee & Associates, who was employed by Seller (“Seller’s Broker”).  Buyer represents and warrants that it has not employed any brokers or finders in connection with the transaction contemplated hereby other than Gary Weiss, of L.A. Realty Partners, who was employed by Buyer (“Buyer’s Broker”).  Seller shall indemnify, save, defend and hold Buyer free and harmless from and against any and all obligations or liabilities to pay any real estate broker’s commission, finder’s fee, or other compensation to any person, firm or entity (other than Seller’s Broker or Buyer’s Broker) arising from or in connection with this Agreement or the Property which results from any act or agreement of Seller.  Buyer shall indemnify, save, defend and hold Seller free and harmless from and against any and all obligations or liabilities to pay any real estate broker’s commission, finder’s fee, or other compensation to any person, firm or entity (other than Seller’s Broker or Buyer’s Broker) arising from or in connection with this Agreement or the Property which results from any act or agreement of Buyer.

10.           Additional Covenants.

10.1         Possession.  Seller shall deliver possession of the Property to Buyer at the Close of Escrow, free and clear of all liens and subject only to the Permitted Exceptions and the Leaseback.

10.2         Insurance to Remain in Force Through Closing.  Seller shall cause the insurance policies covering the Property which are in existence as of the Date of Agreement, or equivalent coverage, to remain continuously in force through the Closing Date.  Seller shall be solely responsible for any amounts payable as a result of Seller’s termination of such insurance policies after the Closing Date.

10.3         Operation and Maintenance of Property.  Prior to the Closing, Seller shall (i) operate and manage the Property in a prudent manner, and (ii) maintain and repair the Property in its present condition, reasonable wear and tear excepted.

10.4         New Documents.  So long as this Agreement remains in effect, Seller shall not enter into or otherwise consent to any new leases, agreements, contracts, or any amendments to any existing agreements or contracts, affecting the Property which will survive the Close of Escrow and be binding on Buyer without first obtaining Buyer’s prior written consent.

10.5         No Encumbrances or Transfers.  So long as this Agreement remains in effect, Seller shall not permit the execution or recordation of any agreement or instrument whereby the Property, or any interest in the Property, will be alienated, liened, encumbered or otherwise transferred.

10.6         Other Offers.  After the expiration of the Contingency Date, Seller shall not negotiate the sale of the Property to other third parties interested in purchasing the Property, nor solicit any offers nor provide financial or other information with respect to the Property to such third parties, nor accept other offers to purchase any part of the Property.  Prior to the

Contingency Date, Seller may accept back-up offers, letters of intent or term sheets for the purchase of the Property; provided; however, such offers, letters of intent, term sheets or other such agreements shall be subject to Buyer’s rights to purchase the Property on the terms and conditions set forth in this Agreement.

11.           Closing.

11.1         At least one (1) business day prior to the Closing Date, Seller shall deliver to Escrow Holder the following documents, executed and acknowledged where appropriate, and such other items as follows:

11.1(a)          A grant deed (the “Deed”) conveying the Property to Buyer in the form attached hereto as Exhibit “B.”

11.1(b)         An Assignment Agreement (the “Assignment”) in the form attached hereto as Exhibit “C” pursuant to which Seller transfers and assigns to Buyer all right, title and interest of Seller in and to all tangible and intangible personal property associated with the Property (including, without limitation, any and all plans, specifications, licenses, permits and certificates of occupancy) free and clear of liens and encumbrances other than the Permitted Exceptions.

11.1(c)          The Leaseback lease in the form and substance of Exhibit “D” attached hereto (the “Lease”) executed by Seller in two (2) original counterparts.

11.1(d)         Such funds as may be necessary to comply with Seller’s obligation hereunder regarding prorations, costs and expenses, or Seller’s authorization to Escrow Holder to use the Purchase Price to comply with such of Seller’s obligation.

11.1(e)          Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

11.2         On or before the Closing Date, Buyer shall deliver to Escrow Holder (i) immediately available funds in the amount described in Section 4.2(c) above; (ii) the Lease, executed by Buyer in two (2) original counterparts; and (iii) any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement).

11.3         All revenues and income, and all items of costs and expenses including, without limitation, real property taxes and assessments, and utility charges, with respect to the Property shall be prorated as of the Close of Escrow.  The Closing Date shall be counted as an income and expense day of Seller.  The obligation to make prorations shall survive the Close of Escrow.

11.4         At the Close of Escrow, Seller shall bear the following costs and expenses: (a) the premium for Title Policy attributable to the ALTA standard coverage portion, (b) one-half (½) of the Escrow Holder’s fees, and (c) the documentary transfer tax applicable to the recording of the Deed.  At the Close of Escrow, Buyer shall bear the following costs and expenses: (i) the cost of Title Policy in excess of the premium for ALTA standard coverage and all endorsements and (ii) one-half (½) of the Escrow Holder’s fee.  All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in Los Angeles County.

11.5         Escrow Holder shall provide an estimated closing statement for the transaction contemplated by this Agreement to Seller and Buyer at least five (5) business days before the Closing Date.

11.6         Notwithstanding the foregoing Sections 11.4 and 11.5, in the event of a default by Seller or Buyer hereunder, all cancellation fees and other Escrow charges shall be borne by the defaulting party.

11.7         On the Close of Escrow, subject to Escrow Holder having received the documents and monies required to be deposited into Escrow pursuant to this Agreement and Escrow Holder having received no written notice by a party that a condition precedent to its obligation to close has not been satisfied, Escrow Holder shall do each of the following:

11.7(a)          Duly record the Deed in the official records of the county in which the Property is located, and arrange for the delivery to the parties of conformed copies thereof as soon as available.

11.7(b)         Deliver to Buyer (i) a 2006 ALTA extended coverage owner’s policy of title insurance (the “Title Policy”) issued by Title Company insuring fee simple title to the Property vested in Buyer, with a liability limit in the amount of the Purchase Price, and subject only to the Permitted Exceptions and the Lease; (ii) an original counterpart of the Lease executed by Seller; and (iii) an original of the Assignment executed by Seller.

11.7(c)          Deliver to Seller (i) the Purchase Price, (ii) an original counterpart of the Lease executed by Buyer, and (iii) an original counterpart of the Assignment executed by Buyer.

12.           Conditions Precedent.

12.1         The obligation of Buyer to complete the purchase of the Property and to close under this Agreement is subject to the satisfaction of each of the following conditions:

12.1(a)          Buyer shall have approved, or be deemed to have approved or waived, the matters set forth in Article 8 above.

12.1(b)         Seller shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the time of the Close of Escrow.

12.1(c)          The representations and warranties of Seller set forth in this Agreement shall remain true and correct on and as of the Closing Date.

12.1(d)         There shall not have been filed by or against Seller at any time prior to the Close of Escrow any bankruptcy, reorganization or arrangement petition.

12.1(e)          Buyer’s receipt of written confirmation from the Title Company that the Title Policy shall issue immediately upon the Closing with no exceptions other than the Permitted Exceptions and the Lease.

12.1(f)          No Material Change (as defined below) shall have occurred with respect to the Property after the Contingency Date and prior to the Closing that has not been approved by Buyer.  Seller shall notify Buyer in writing of any such Material Change promptly after Seller learns of the same.  Buyer shall have ten (10) days following receipt of written notice from Seller of any such Material Change within which to approve or disapprove of the same in writing. Buyer’s failure to timely approve of a Material Change shall be deemed Buyer’s approval thereof.  For purposes of this Agreement, a “Material Change” shall be the occurrence of any event or discovery of any fact that would or could render any of Seller’s representations and warranties set forth in this Agreement untrue in any material respect, or a change or potential change in the status of the use, occupancy, zoning, or condition of the Property that could or does materially adversely affect the status of the use, occupancy, zoning, condition or value of the Property.

If any of such conditions is not satisfied (or waived by Buyer in writing), then, without limiting any other rights or remedies Buyer may have in connection therewith, Buyer shall have the right to terminate this Agreement by notifying Seller of the same in writing.  If Buyer does not so notify Seller, Buyer shall be deemed to have waived such conditions.  If Buyer exercises such termination right, then, without limiting any other rights or remedies of Buyer, Escrow Holder shall promptly return the Deposit to Buyer.

12.2         The obligation of Seller to complete the sale of the Property and to close under this Agreement is subject to the satisfaction of each of the following conditions:

12.2(a)          Buyer shall have delivered into Escrow the Purchase Price in accordance with the provisions of Section 4.2 above.

12.2(b)         Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the time of the Close of Escrow.

12.2(c)          The representations and warranties of Buyer set forth in this Agreement shall remain true and correct on and as of the Closing Date.

12.2(d)         There shall not have been filed by or against Buyer at any time prior to the Close of Escrow any bankruptcy, reorganization or arrangement petition.

If any of such conditions is not satisfied (or waived by Seller in writing), then, without limiting any other rights or remedies Seller may have in connection therewith, Seller shall have the right to terminate this Agreement by notifying Buyer of the same in writing.  If Seller exercises such termination right, then Escrow Holder shall promptly return the Deposit to Buyer, unless the provisions of Section 14 apply in which case Escrow Holder shall promptly deliver the Deposit to Seller.

13.           Casualty; Condemnation.

13.1         In the event of the occurrence of any of the following after the Date of Agreement and prior to the Close of Escrow: (i) the commencement of any eminent domain or condemnation proceedings with respect to any portion of the Property, or (ii) any casualty which (x) shall cost in excess of Three Hundred Thousand Dollars ($300,000) to repair, and (y) Seller fails to: (A) repair such casualty, or (B) provide or assign any insurance proceeds covering such casualty to Buyer, together with a credit against the Purchase Price in an amount equal to the reasonable cost, as mutually agreed by the parties, to repair the damage or destruction which is not covered by insurance, Buyer shall have the right to terminate this Agreement until the earlier of fifteen (15) days after the date Buyer receives written notice of such damage, taking or condemnation, or the Closing Date.  If Buyer elects to terminate this Agreement, both parties shall be relieved of any further obligations hereunder.

13.2         In the event of the occurrence of any casualty to the Property after the Date of Agreement and prior to the Close of Escrow which shall cost Three Hundred Thousand Dollars ($300,000) or less to repair, or if Buyer does not elect to terminate this Agreement pursuant to Section 13.1, the obligations of the parties hereunder shall be unaffected and the parties shall proceed to Closing.  In such case, Seller shall, at its option:  (i) deliver to Buyer, at the Close of Escrow, the proceeds, if any, of all insurance coverage applicable to such damage previously received by Seller (or an assignment of all insurance proceeds applicable thereto), and Buyer shall receive a credit against the Purchase Price in an amount equal to the reasonable cost, as mutually agreed by the parties, to repair the damage or destruction which is not covered by insurance, or (ii) repair the casualty.  If Seller elects to repair the casualty and the restoration period extends beyond the Close of Escrow, Seller shall continue the repair into the Leaseback Term.

14.           LIQUIDATED DAMAGES.  SELLER AND BUYER AGREE THAT THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR DUE TO A DEFAULT BY BUYER HEREUNDER IN PURCHASING THE PROPERTY WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THE DEPOSIT REPRESENTS THE REASONABLE ESTIMATE BY THE PARTIES OF THE AMOUNT OF THE DAMAGES THAT SELLER WOULD SUFFER BY REASON OF BUYER’S DEFAULT.  ACCORDINGLY, IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR DUE TO A DEFAULT BY BUYER HEREUNDER, SELLER SHALL, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES.  UPON PAYMENT OF SAID SUM TO SELLER, BUYER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER.  IF AND WHEN SELLER BECOMES ENTITLED TO RECEIVE SUCH LIQUIDATED DAMAGES IN ACCORDANCE WITH THE PROVISIONS HEREOF, ESCROW HOLDER IS HEREBY INSTRUCTED TO DELIVER TO SELLER THE DEPOSIT.  BY INITIALING THIS PROVISION IN THE SPACE BELOW, SELLER AND BUYER EACH SPECIFICALLY AFFIRM THEIR RESPECTIVE OBLIGATIONS UNDER THIS ARTICLE 14.

“SELLER”	“BUYER”

/S/ DDV	/S/ RM

15.           Notices.

Any notice, request, demand or other communication which is required or may be given under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given if mailed by certified or registered mail, return receipt requested, by personal delivery by overnight delivery service (e.g. Federal Express), or by fax addressed as follows:

(a)	If to Seller:	M2 Marketplace Inc.
1940 E. Mariposa Avenue
El Segundo, CA 90245
Attn: General Counsel
Telephone No: (310) 354-5600
Fax No: (310) 630-3091

	with a copy to:	Nilan Johnson Lewis PA
400 One Financial Plaza
120 South Sixth Street
Attn: Jane L. Marrone, Esq.
Telephone No: (612) 305-7556
Fax No: (612) 305-7501

(b)	If to Buyer:	Nautilus Group, Inc.
1223 16th St
Santa Monica, CA 90404
Attn: Mr. Randall Miller
Telephone No: (310) 479-7625
Fax No: (310) 861-8677

	with a copy to:	Greenberg Glusker Fields
Claman & Machtinger LLP
1900 Avenue of the Stars, Suite 2100
Los Angeles, CA 90067
Attn: Brian Kang, Esq.
Telephone No.: (310) 201-7473
Fax No: (310) 201-4451

or to such other address as such party shall have specified in writing to the other parties.  Such notice, request, demand or other communication shall be deemed given when served personally, three (3) days after the date of deposit thereof in the United States Mail in the manner set forth above, upon actual delivery if delivered by overnight delivery service or upon attempted delivery if delivery is attempted on a business day, or upon the date of fax transmission as indicated on a fax confirmation page if given by fax.  Any notice, demand or document not personally delivered, given by registered or certified mail, given by overnight delivery service or given by fax transmission as aforesaid shall be deemed to be given, delivered or made upon receipt by the party to whom the same is to be given or delivered.

16.           Miscellaneous.

16.1         ADR; Waiver of trial by jury.

16.1(a)          Alternative Dispute Resolution.  If any action or proceeding is commenced by either party to enforce any right or recover any damages in connection with any claim arising out of or related to this Agreement, including a claim for specific performance, all of the issues in such action, whether of fact or of law, shall be heard by a referee pursuant to the provisions of California Code of Civil Procedure Sections 638 through 645.1 utilizing the services of ADR Services, Los Angeles, California.  Upon the commencement of any such action or proceeding, the parties shall endeavor to agree upon a retired Superior Court Judge or Supreme Court or Court of Appeal Justice from the then current list of retired judges available to serve as referees in the county in which such action or proceeding is commenced.  If the parties are unable to agree upon such an individual within sixty (60) days after the service of the complaint in the action or proceeding, or the referee selected by the parties is not willing to serve and the parties cannot agree on an alternate within fifteen (15) days, then either party may make application to the court in which the action or proceeding is pending for the appointment of a retired Superior Court Judge or Court of Appeal Justice from the list to serve as the referee.  The parties shall advance, in equal shares, the fees and expenses of the referee selected pursuant to this Section but the losing party in any such action or proceedings shall, in addition to paying any judgment awarded by the referee, reimburse the other party for any and all fees and expenses previously advanced by such party for the referee.

16.1(b)         WAIVER OF TRIAL BY JURY.  SELLER AND BUYER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND BUYER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE RESOLVED AND DECIDED PURSUANT TO THE TERMS OF SECTION 16.1(a) ABOVE, WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

Buyer’s Initials	/S/ RM	Seller’s Initials	/S/ DDV

16.2         Attorneys’ Fees.  In the event of any action for breach of or to enforce any provision or right under this Agreement, the unsuccessful party in such action shall pay to the successful party all costs and expenses including, but not limited to, reasonable attorneys’ fees incurred by the successful party in connection with such action.

16.3         Further Assurances.  Seller and Buyer agree that at any time or from time to time after the execution of this Agreement and whether before or after the closing they shall, upon request of each other, execute and deliver such further documents and do such further acts and things as such party may reasonably request in order to fully effect the purpose of this Agreement; provided, however, that the non-requesting party shall not be required to incur any additional cost or expense or assume or incur any liability or potential liability or to agree to any delay in the Closing in connection therewith.

16.4         Entire Agreement.  Except as herein provided, this Agreement is the entire agreement between Buyer and Seller with respect to the subject matter of this Agreement and supersedes all prior agreements between Buyer and Seller with respect to the subject matter of this Agreement.

16.5         Modifications in Writing.  This Agreement may not be altered, amended, changed, terminated or modified in any respect or particular, unless the same shall be in writing and signed by the party to be charged.

16.6         Time of the Essence.  Time is of the essence of this Agreement.

16.7         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns.  Buyer may assign any or all of its interest under this Agreement to an affiliate of Buyer without Seller’s consent. Seller may assign any or all of its interest under this Agreement to an affiliate of Seller or PC Mall without Buyer’s consent.

16.8         Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

16.9         Exhibits.  All exhibits attached hereto are hereby incorporated herein by this reference.

16.10       Cooperation Regarding Tax Deferred Exchange.  The parties shall have the right to structure this transaction as part of a forward or reverse exchange, including a build-to-suit or construction component of such exchange (or identify the Property as a replacement property) for other real property of a like-kind to be designated by the requesting party (including, if necessary, the use of an intermediary) with the result that the exchange shall conform to the requirements of Section 1031 of the Internal Revenue Code of 1986, as amended (the “IRC”) (an “Exchange”).  Each party agrees to reasonably cooperate with the other party to complete an Exchange if requested (including the assignment of this Agreement to a Qualified Intermediary as that term is defined in the IRC or the use of an Exchange Accommodation Titleholder as that term is defined in the IRC), provided that: (a) any additional costs incurred by non-requesting party solely as a result of structuring the transaction as an Exchange shall be borne by the requesting party; and (b) neither party shall be required to take title to any property other than the Property.  Buyer shall grant Seller, at Seller’s sole option, up to two (2) 90-day extensions to extend the Closing Date to allow Seller to complete an Exchange involving the Property.  This Agreement is not subject to or conditioned upon either party’s ability to consummate an Exchange.  The responsibility of either party for reviewing Exchange documents proposed by the other party shall be limited to determining whether the terms and conditions of such Exchange documents are such that they are in compliance with the foregoing provisions.  The party seeking to effect an Exchange shall be responsible for making all determinations as to the legal sufficiency or other consideration, including but not limited to tax considerations, relating to such Exchange documents.  In cooperating in any Exchange transaction arranged by the other party, neither Buyer nor Seller shall in any event be responsible for, or in any way warrant, the tax consequences of the Exchange transaction.

16.11       Cumulative Remedies.  Except as otherwise specifically provided herein, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.  Buyer and Seller hereby agree that in the event of a default or breach by Seller of its obligations under this Agreement, in addition to terminating this Agreement, Buyer may sue for damages.  In lieu of terminating this Agreement, Buyer shall have the right to bring an action against Seller for specific performance of Seller’s obligations under this Agreement but any such action must be brought within six (6) months from the Date of Agreement.

16.12       Independent Counsel; Construction.  Buyer and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement, (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel.  The fact that this Agreement was prepared by Buyer’s counsel as a matter of convenience shall have no import or significance.  Any uncertainty or ambiguity in this Agreement shall not be construed against Buyer because Buyer’s counsel prepared this Agreement in its final form.

16.13       Gender.  Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

16.14       Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California.

16.15       Headings.  All article and paragraph titles or captions are for convenience only and shall not be deemed a part of this Agreement.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, Seller and Buyer have entered into this Agreement on the dates and at the places set forth opposite their respective signatures below.

“Buyer”		“Seller”

NAUTILUS GROUP, INC.,		M2 MARKETPLACE, INC.
a California corporation		a Delaware corporation

By:	/S/ Randall Miller	By:	/S/Dan DeVries
	Randall Miller, its President	Name:	Dan DeVries
		Title:	President

Signature Page

EXHIBIT “A”

Legal Description of Property

Lots “M”, “N”, “O”, “P” and “Q”, in Block 85 of the Town of Santa Monica, in the City of Santa Monica, County of Los Angeles, State of California, as per Map Recorded in Book 3 Pages 80 and 81 and in Book 39 Pages 45, et seq., of Miscellaneous Records, in the Office of the County Recorder of said county.

APN:  4281-005-026

EXHIBIT “B”

Form of Grant Deed

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL
THIS GRANT DEED AND ALL
TAX STATEMENTS TO:

(Above Space for Recorder’s Use Only)

GRANT DEED

The undersigned grantor declares:

Documentary transfer tax is shown by an unrecorded separate affidavit pursuant to R&T Code § 11932

☒           computed on full value of property conveyed, or

☐            computed on full value, less value of liens and encumbrances remaining at time of sale.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,                                                                           ,                                                                                  (“Grantor”), hereby GRANTS to                                         , a                                         , the following described real property (the “Property”) located in the City of                       , County of                           , State of California:

SEE EXHIBIT “1” ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the        day of                                  , 2      .

“GRANTOR”

,

By:
Name:
Its: ,

NOTARIAL ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)

On                                            , 2012, before me,                                                            , Notary Public,

(here insert name and title of the officer)

personally appeared                                                                                                                                                                                , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT 1 TO EXHIBIT B

LEGAL DESCRIPTION

Lots “M”, “N”, “O”, “P” and “Q”, in Block 85 of the Town of Santa Monica, in the City of Santa Monica, County of Los Angeles, State of California, as per Map Recorded in Book 3 Pages 80 and 81 and in Book 39 Pages 45, et seq., of Miscellaneous Records, in the Office of the County Recorder of said county.

APN:  4281-005-026

EXHIBIT “C”

Form of Assignment Agreement

ASSIGNMENT AND ASSUMPTION
[1505 Wilshire Boulevard, Santa Monica, California]

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment”) is made as of the          day of                                   , 2012, by and between M2 Marketplace, Inc., a Delaware corporation (“Assignor”), and NAUTILUS GROUP, INC., a California corporation (“Assignee”).

W I T N E S S E T H:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged Assignor hereby agree as follows:

1.             This Assignment is given pursuant to that certain Agreement of Sale and Purchase and Joint Escrow Instructions (the “Purchase Agreement”) dated as of February       , 2012, between Assignor and Assignee.  All capitalized terms used herein and not otherwise defined shall have the same meanings as in the Purchase Agreement.

2.             Assignor hereby sells, transfers, assigns and conveys to Assignee, without warranty, all of Assignor’s right, title and interest in connection with the operation, ownership or management of that certain land and improvements located in the City of Santa Monica, County of Los Angeles, State of California, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Real Property”).

a.             To the extent assignable, all authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality held by the Assignor in respect of the Real Property or Improvements (collectively, the “Approvals”).

b.             To the extent assignable, all right, title and interest of Assignor, if any, in and to the plans and specifications and other architectural and engineering drawings for the improvements on the Real Property, if any; warranties, if any; and governmental permits, approvals and licenses, if any (collectively, the “Intangible Property”).

c.             All right, title and interest of Assignor, if any in and to those certain contracts relating to the Real Property, and all warranties, guaranties, indemnities and claims (including, without limitation, for workmanship, materials and performance) and which exist or may hereafter exist against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating thereto (collectively, the “Contracts”).

d.             All of Assignor’s right, title and interest in and to all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”)

3.             The property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED.

4.            Assignee hereby accepts the assignment of the Approvals, the Intangible Property, the Contracts and the Appurtenances and agrees to assume and discharge, in accordance with the terms thereof, all of the obligations thereunder from and after the date hereof.

5.             This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[signature page immediately follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

“ASSIGNEE”	“ASSIGNOR”

NAUTILUS GROUP, INC.,	M2 MARKETPLACE, INC.
a California corporation	a Delaware corporation

By:	By:
Randall Miller, its President	Name:
Title:

EXHIBIT A

Legal Description

Lots “M”, “N”, “O”, “P” and “Q”, in Block 85 of the Town of Santa Monica, in the City of Santa Monica, County of Los Angeles, State of California, as per Map Recorded in Book 3 Pages 80 and 81 and in Book 39 Pages 45, et seq., of Miscellaneous Records, in the Office of the County Recorder of said county.

APN:  4281-005-026

EXHIBIT “D”

Form of Leaseback Lease

[See Attached]

SCHEDULE 6.2(m)

Environmental Reports

Phase I Environmental Site Assessment and Asbestos Survey prepared for 1505-1515 Wilshire Boulevard, Santa Monica, California, ATEC Project Number 43-07-9200451, prepared by ATEC Environmental Consultants for FarWest Savings/Santa Monica Branch (1992)

EXHIBIT D

LEASE AGREEMENT
1505 Wilshire Boulevard, Santa Monica, California

1.             Parties.  THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of                           , 2012 (the “Effective Date”), by and between Nautilus Group, Inc., a California corporation (“Landlord”), and M2 Marketplace, Inc., a California corporation (“Tenant”) (collectively, the “Parties,” or individually, a “Party”).

2.             Recitals.

2.1           Concurrently with the execution and delivery of this Lease, Tenant conveyed to Landlord that certain real property, more particularly described on Exhibit “A” attached hereto (the “Leased Premises”) that was owned by Tenant pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated February 10, 2012 (the “Sale Agreement”), by and between, Landlord, as buyer, and Tenant, as seller.  The closing of such sale and purchase of Leased Premises occurred on the Effective Date.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Sale Agreement.

2.2           Tenant has conducted its business of as a direct and retail marketer of technology products, services and solutions and related purposes from the Leased Premises and desires to lease from Landlord the Leased Premises and to continue its business operations thereon during the term of this Lease.  Landlord and Tenant therefore enter into this Lease, upon all of the terms and provisions hereinafter set forth.

3.             Lease of Premises and Property.

3.1           Premises Leased.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, together with all buildings, fixtures and other improvements situated on said land and all easements, covenants, and appurtenant rights.

3.2           As-Is.  As the former owner of the Leased Premises, Tenant is thoroughly familiar with the Leased Premises.  Tenant leases all of the Leased Premises in their “AS IS” condition.  In entering into this Lease, Tenant is not relying on, and Landlord has not made, any warranties or representations regarding the Leased Premises or any other matters, and any statements, warranties or representations, whether oral or written, which may have been made by Landlord or any person representing Landlord are expressly disclaimed.  LANDLORD MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITION OF THE LEASED PREMISES, ITS MERCHANTABILITY, AS APPLICABLE, OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

Tenant hereby agrees and warrants that it has investigated and inspected the condition of the Leased Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the Leased

1

Premises or the suitability of same for Tenant’s purposes.  Tenant expressly warrants and represents that Tenant has relied solely on its own investigation, inspection and knowledge of the Leased Premises in its decision to enter into the Lease and let the Leased Premises in its current condition.  The taking of possession of the Leased Premises by Tenant shall conclusively establish that the Leased Premises was at such time in satisfactory condition.  Tenant hereby waives subsection 1 of Section 1932 and Sections 1941 and 1942 of the Civil Code of California or any successor provision of Law, and any other Law that requires similar performance of Landlord, as all of Landlord’s obligations are those expressly provided for in this Lease.

4.             Term.

4.1           The term of this Lease (the “Term”) shall be for eighteen (18) months beginning on the Effective Date [NOTE: subject to Landlord’s right to adjust the Term equal to the number of days of delay caused by Tenant’s exercise of its right to delay the Closing under the Sale Agreement], and expiring on                             , 201     (the “Expiration Date”).  Unless either Tenant or Landlord delivers written notice to the other party at least thirty (30) days prior to the Expiration Date, from and after the Expiration Date, the Term of this Lease shall continue on a month to month basis pursuant to the terms and conditions of this Lease; provided, however, that Landlord shall be required to give at least sixty (60) days prior written notice to terminate this Lease once such month to month tenancy has commenced.

4.2           Notwithstanding anything in this Lease to the contrary, Tenant shall have no right to holdover in the Leased Premises after expiration or termination of the Term.  If Tenant does holdover in the Leased Premises without Landlord’s prior written consent, then the monthly Base Rent (as defined below) payable during the period of such holding over shall be two hundred (200%) the monthly Base Rent which was payable for the last month of the Term prior to the expiration or termination of the Term.  Additionally, Tenant shall indemnify, defend and hold harmless Landlord from and against any and all loss, cost, liability or expense including, without limitation, reasonable attorneys’ fees and costs arising out of or in connection with Tenant’s holding over in the Leased Premises without Landlord’s prior written consent.

5.             Rent; Payments to Landlord.

5.1           Rent.  Commencing on the Effective Date, Tenant shall pay to Landlord monthly rent for the Leased Premises in advance on the first business day of each month in the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00) (the “Base Rent”).  All other amounts required to be paid by Tenant hereunder, including, but not limited to, insurance premiums and utilities, shall also be deemed to be rent for purposes of this Lease.

5.2           Payments to Landlord.  Tenant shall cause payment of rent and any other amounts required to be paid by Tenant to Landlord in lawful money of the United States on or before the day on which it is due under the terms of this Lease without set off, notice, abatement demand or notice.  Charges for any period during the Term which is for less than one (1) full calendar month shall be prorated based upon the number of days of the calendar month involved.  Payment of such amounts shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant.

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6.             Use.  The Leased Premises shall be used in accordance with all applicable Laws for business as a direct and retail marketer of technology products, services and solutions and related purposes including related general office uses.  Tenant shall have access to and use of the Leased Premises twenty-four (24) hours per day, seven (7) days per week for the entire term of this Lease.

7.             Maintenance; Repairs; Ownership.

7.1           Maintenance and Repair.  Tenant shall, at Tenant’s sole cost and expense, and in accordance with Tenant’s existing repair and maintenance practices at the Leased Premises, and at all times, maintain the Leased Premises in substantially the same condition as the Leased Premises existed on the Effective Date, ordinary wear and tear and damage from the elements or casualty excepted.  Landlord agrees that any and all maintenance and repair decisions with respect to the Leased Premises shall be determined solely by Tenant provided such maintenance and repairs are consistent with Tenant’s past practices.  No later than the sixtieth (60th) day prior to the expiration of the Term, Tenant will give written notice to Landlord of the Contracts that then remain in effect, and, within ten (10) business days following receipt of such notice from Tenant, Landlord will give written notice to Tenant (the “Contract Notice”) of which Contracts Landlord desires to assume and for which Contracts Landlord requests that Seller terminate at the end of the Term; provided, however, that Landlord shall have no obligation to assume any Contracts.  If Landlord does not deliver the Contract Notice within the required ten (10) business day period, then Landlord shall be deemed to have elected not to assume any Contracts.  At the end of the Term, Tenant shall deliver to Landlord copies of all Contract termination notices, if any, and Tenant and Landlord shall execute and deliver to each other an assignment and assumption agreement in a form reasonably acceptable to both Landlord and Tenant to effectuate the assignment of those Contracts that Landlord desires to assume.

7.2           Capital Expenditures.  If a capital improvement, repair or replacement (a “Capital Expenditure”) is required in order for Tenant to continue to operate its business within the Leased Premises as presently conducted and as contemplated under this Lease, Tenant may, at its sole option:  (i) make such Capital Expenditure, or (ii) terminate this Lease upon at least thirty (30) days prior written notice to Landlord unless Landlord notifies Tenant, in writing, within ten (10) days after receipt of Tenant’s termination notice that Landlord will pay for such Capital Expenditure.

7.3           No Maintenance or Repair Obligations of Landlord.  Landlord shall not have any obligation to maintain, repair or replace the Leased Premises or any portion thereof, and Tenant waives the benefit of any statute that may impose any such obligation on Landlord or entitle Tenant to recover the cost of any repairs, maintenance or replacement of the Leased Premises from Landlord or offset such cost against rent.

7.4           Alterations and Improvements.  Subject to Landlord’s prior written approval therefor, not to be unreasonably withheld, delayed, or conditioned, Tenant shall have the right, but not the obligation, to make reasonable alterations and improvements to the Leased Premises during the Term hereof.  Such alterations and improvements shall be performed in a workmanlike manner in accordance with all applicable Laws and with good and sufficient materials.

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7.5           Payment for Labor and Materials.  Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Leased Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Leased Premises or any interest therein.  Tenant shall give Landlord not less than ten (10) days written notice prior to the commencement of any alterations or improvements on the Leased Premises and Landlord shall have the right to post notices of non-responsibility.  If Tenant shall contest the validity of any such lien, claim or demand then Tenant shall, at its sole expense, indemnify, defend, hold harmless and protect itself, Landlord and the Leased Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.  However, even if Tenant elects to contest a mechanic’s lien, Tenant shall not be relieved of its obligation under Section 7.5 to remove or bond against the lien.

7.6           Notice of Liens.  If Tenant receives notice of any claim of lien filed against the Leased Premises or of any action affecting the title to such property as a result of work performed by or on behalf of Tenant, Tenant shall promptly give Landlord written notice thereof.  If a lien is recorded against the Leased Premises as a result of work performed by or on behalf of Tenant, Tenant shall have thirty (30) days following the date of recordation of such lien in which to cause the lien to be removed or bonded pursuant to statute.  If Tenant fails to remove such lien within such thirty (30) day period, in addition to Landlord’s other rights and remedies, Landlord may (but shall not be so required to) pay the claim.  The amount so paid, together with interest and reasonable attorneys’ fees, costs and expenses incurred in connection therewith, shall be due and owing from Tenant to Landlord within thirty (30) days after receipt of an invoice and substantiating documentation.  Tenant shall indemnify, defend and save Landlord free and harmless from and against all liability, loss, damage, costs, reasonable attorneys’ fees, costs and expenses, and all other expenses on account of mechanics’ or materialmen’s liens for work performed or materials or supplies furnished for Tenant or on Tenant’s behalf.

7.7           Security Deposit.  As security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease, Tenant shall deliver to Landlord on the Effective Date a security deposit in the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00).  In the event Tenant defaults and fails to cure such default in the time period allowed following written notice by Landlord of such default pursuant to the terms of Section 16 herein on any of the terms and conditions of this Lease, including, but not limited to, the payment of rent, Landlord may, at its discretion, use, apply or retain the whole or any part of the security deposit to the extent required for the payment of any rent or any other sum as to which Landlord may be entitled or which it may expend by reason of Tenant’s default.  If Landlord applies or retains all or any portion of the security deposit delivered hereunder prior to the termination of this Lease, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be not less than the security deposit required hereunder.  If Tenant fully and faithfully complies with all the terms, provisions, covenants, and conditions of this Lease the security deposit, or so much thereof as shall not have been applied in accordance with this Lease, shall be returned, without interest, unless required by law, to Tenant within thirty (30) days after the termination of this Lease and after delivery of possession of the Leased Premises to Landlord in accordance with and in the condition required by this Lease.

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7.8           Hazardous Materials.  (a) Neither Tenant, its successors or assigns, nor any permitted assignee, sublessee, licensee or other person or entity acting at the direction or with the consent of Tenant shall (i) manufacture, treat, use, store or dispose of any “Hazardous Substance” (as hereinafter defined) (except such Hazardous Substances used in the ordinary course of Tenant’s business and used, stored, treated or disposed in accordance with applicable Laws) on the Leased Premises or any part thereof or (ii) permit the “release” (as hereinafter defined) of a Hazardous Substance on or from the Leased Premises or any part thereof unless the manufacturing, treatment, use, storage, disposal, or release of a Hazardous Substance is approved in writing by Landlord, which approval may be withheld in Landlord’s sole and absolute discretion.  The term “Hazardous Substance” shall mean any waste, substance or material (i) identified in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be amended from time to time (herein called “CERCLA”), or (ii) determined to be hazardous, toxic, a pollutant or contaminant, under federal, state, or local statute, law, ordinance, rule, regulation or judicial or administrative order or decision, as the same may be amended from time to time, including, but not limited to, petroleum and petroleum products.  The term “release” shall have the meaning given to such term in Section 101(22) of CERCLA.  Tenant covenants, at its cost and expense, to protect, indemnify, defend and save Landlord harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, or expenses of any kind or nature (including, without limitation, reasonable attorney’s fees and expert’s fees) which may at any time be imposed upon, incurred by or awarded against Landlord arising from or out of any Hazardous Substance on, in, under or affecting the Leased Premises or any part thereof as a result of any act or omission by Tenant.

8.             Compliance with Laws.  Tenant shall, at its sole cost and expense, comply with all local, state and federal ordinances, statutes, laws, regulations, orders and other requirements (collectively, “Laws”) now in force and which may hereafter be enacted with respect to Tenant’s use of the Leased Premises or any alterations or improvements made by or for Tenant on the Leased Premises.

9.             Removal of Personal Property Located on Leased Premises.  Upon the expiration or termination of this Lease, Tenant shall remove all of Tenant’s furniture, supplies and other tangible personal property owned by Tenant (excluding the items set forth in Section 7.4 hereof) and located in and used in connection with the operation of Tenant’s business.  Tenant shall, at its expense, repair any damage to the Leased Premises caused by the removal of Tenant’s personal property in accordance with this Section 9.

10.           Surrender of Premises.  Upon expiration or earlier termination of the Term, Tenant shall surrender possession of the Leased Premises in substantially the same condition it was in on the Effective Date, reasonable wear and tear and damage by the elements and casualty excepted, and also excepting the removal of the personal property, equipment and machinery which Tenant is required to remove pursuant to Section 9 above.  Other than removal of its personal property pursuant to Section 9 above, Tenant shall not be required to remove any trade fixtures, fixtures, wiring, cabling, equipment, alterations or improvements from the Leased Premises upon the expiration or earlier termination of the Lease.  Tenant may, at its option, remove its trade fixtures, but shall not be required to repair any ordinary, non-material damage caused by the removal of such trade fixtures.

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11.           Insurance.

11.1         Carried by Tenant.  Tenant, at Tenant’s expense, shall obtain and keep in force during the term of this Lease the following policies of insurance:

(a)           a Commercial General Liability policy of insurance protecting Tenant against claims for bodily injury, and property damage based upon, involving or arising out of the use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto.  Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate naming Landlord as an additional insured.

(b)           a policy of property insurance in an amount sufficient to cover not less than 100% of the full replacement cost of all of Tenant’s personal property, fixtures, equipment and tenant improvements naming Tenant as the insured with respect thereto.  If requested by Landlord, the policy shall include a mortgagee loss payee endorsement in favor of “Lender” (as defined below); and

(c)           a policy or policies of all risk property insurance covering loss or damage to the Leased Premises and improvements thereon in the amount of the full replacement cost thereof, utilizing Insurance Services Office standard form, or commercially available substantial equivalent, naming Landlord as the insured.  If requested by Landlord, the policy shall include a mortgagee loss payee endorsement in favor of Lender.

11.2         Carried by Landlord.  Landlord shall obtain and keep in force during the term of this Lease a policy of Combined Single Limit Bodily Injury and Broad Form Property Damage Insurance, plus coverage against such other risks Landlord deems advisable from time to time, insuring Landlord, but not Tenant, against liability arising out of the ownership, use, occupancy or maintenance of the Leased Premises in an amount not less than  One Million and No/100 Dollars ($1,000,000.00) per occurrence and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate naming Tenant as an additional insured.

11.3         Waiver of Subrogation.  Tenant and Landlord each hereby release and relieve the other, and waive their entire right of recovery against the other and against the shareholders, officers, employees, agents and representatives of the other, for direct or consequential loss or damage arising out of or incident to the perils covered by insurance carried, or required to be carried, by such party, whether due to the negligence of Landlord or Tenant or their agents, employees, contractors and/or invitees.  All insurance policies required under this Lease shall be endorsed to so provide.

11.4         Insurance Policies.  Insurance required hereunder shall be issued from companies duly licensed to transact business in California, and maintaining during the policy term a General Policyholders Rating of at least A-, VIII, as set forth in the most current issue of “Best’s Insurance Guide;” provided, however, Tenant’s current insurance carrier shall be deemed acceptable.  Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Section 11.  Tenant shall cause to be delivered to Landlord such certificates as are commercially reasonably available from such insurers and reasonably acceptable to Landlord evidencing the existence and amounts of such insurance with the insureds and loss payable clauses as required by this Lease to the extent commercially available.  Each

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policy shall contain waivers of subrogation and cross-liability endorsements.  Tenant’s insurance shall be primary and non-contributing with any insurance carried by Landlord.  Tenant shall, as soon as practical, and to the extent commercially available from the applicable insurer, prior to such renewal, furnish Landlord with evidence of renewals.  If Tenant shall fail to maintain its Existing Insurance, or if Tenant shall fail to provide the information set forth above, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense.

Notwithstanding any requirements set forth in, or anything contrary to, this Section 11, Tenant shall not be required to add, implement, increase, change or otherwise modify any of its existing insurance coverage or programs (“Existing Insurance”) (other than naming Landlord or Landlord’s Lender as an additional insured or mortgagee loss payee), including without limitation, its insurance carrier, the rating of such company, and the form of evidence of insurance previously provided by Tenant’s carriers, with respect to or in connection with the Leased Premises. Landlord acknowledges and agrees that, provided Tenant keeps and maintains its Existing Insurance in place and provides Landlord with reasonable evidence of the same, Tenant’s Existing Insurance with respect to the Leased Premises shall satisfy and fulfill Tenant’s obligations hereunder.

12.           Real Property Taxes.

12.1         Payment of Taxes.  Tenant shall pay all Real Property Taxes, as defined in Section 12.2, applicable to the Leased Premises during the entire Term of this Lease any taxes applicable to this Lease.

12.2         Definition of Real Property Taxes.  The term “Real Property Taxes” means any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes or taxes imposed due to Landlord’s proposed future use of the Leased Premises) imposed upon the Leased Premises by any authority having the direct or indirect power to tax.

13.           Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s personal property contained on the Leased Premises.  If possible, Tenant shall cause Tenant’s personal property to be assessed and billed separately from the real property owned by Landlord.

14.           Utilities and Water.  Tenant shall obtain and pay directly to the provider thereof, during the Term, all sewer, electrical, water, telephone, and other utilities supplied to the Leased Premises.  Tenant shall pay for its trash disposal and telephone usage with respect to the Leased Premises.  At the end of the Term, Tenant and Landlord shall reasonably coordinate the transfer all utilities to Landlord, and Tenant shall be entitled to all deposits held by any utility company.

15.           Damage and Destruction.  In the event of any damage or destruction to all or any portion of the Leased Premises by casualty, and whether or not such damage is material, and whether or not such damage is insured, neither Landlord nor Tenant shall have any obligation to repair or restore such damage or destroyed portion of the Leased Premises; provided, however, (i) if neither Tenant or Landlord elects to not make any repair or restoration, then both Tenant and Landlord shall have the right to terminate this Lease, and (ii) subject to the terms set forth in Section 11 above and Section 11.3 in particular, if Tenant or Landlord elects to terminate this Lease, then Tenant shall deliver to Landlord any insurance proceeds applicable to such damage or destruction to the Lease Premises.

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16.           Default; Breach; Remedies.

16.1         Default; Breach.  A “Default” means a failure by Tenant to observe, comply with or perform any of the terms, covenants, conditions or rules applicable to Tenant under this Lease.  A “Breach” means the occurrence of any one or more of the following Defaults, and, where a grace period for cure after notice is specified herein, the failure by Tenant to cure such Default prior to the expiration of the applicable grace period:

(a)           The failure by Tenant to make any monetary payment required to be made by Tenant hereunder, where such failure continues for a period of five (5) days following written notice thereof.  Such notice shall be in lieu of any notice required under the California Code of Civil Procedure.

(b)           A Default by Tenant other than a Default described in subparagraph (a), above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Landlord to Tenant in lieu of any notice required under the California Code of Civil Procedure; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Tenant if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(c)           The occurrence of any of the following events: (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) Tenant’s becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph (c) is contrary to any applicable Laws, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

A Breach shall entitle Landlord to pursue the remedies set forth in Section 16.2.

16.2         Remedies.  If there exists a non-monetary Breach by Tenant, Landlord may at its option (but without obligation to do so), cure such Breach on Tenant’s behalf after the expiration of any applicable notice or cure period under the Lease.  The costs and expenses of any such performance by Landlord, together with interest on such amount, shall be due and payable by Tenant to Landlord within thirty (30) days after receipt by Tenant of an invoice therefor.  In the event of a Breach of this Lease by Tenant, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Breach, Landlord may do any of the following:

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(a)           Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall immediately surrender possession of the Leased Premises to Landlord.  In such event Landlord shall be obligated to mitigate its damages to the extent required by applicable Laws, and shall be entitled to recover from Tenant such sums as are permitted by California Law.

(b)           Continue the Lease and Tenant’s right to possession in effect after Tenant’s Breach and abandonment and recover the rent as it becomes due; provided Tenant has the right to sublet or assign, subject only to reasonable limitations, and otherwise under the terms permitted by California Law.

(c)           Pursue any other remedy now or hereafter available to Landlord under the Laws or judicial decisions of the State of California.

16.3         Breach by Landlord.  Landlord shall not be in breach of this Lease unless Landlord has received notice from Tenant of such breach and Landlord fails to cure such breach within a reasonable time thereafter.  For purposes of this Section 16.3, except in the case of emergencies, a reasonable time shall be deemed to be thirty (30) days after receipt by Landlord of written notice specifying the obligation of Landlord that has not been performed; provided, however, that if the nature of Landlord’s Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a breach of this Lease by Landlord if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

17.           Subordination and Non-Disturbance.

17.1         Upon closing of the sale of the Leased Premises pursuant to the Sale Agreement, Tenant will subordinate its rights under this Lease to the lien of any mortgage, under a deed of trust, or to the rights of any person holding a beneficial interest in any lien resulting from any other method of financing or refinancing against the Leased Premises owned by Landlord or any portion thereof.  Landlord will use commercially reasonable efforts to obtain a commercially reasonable written nondisturbance agreement from Landlord’s lenders with a lien against the Leased Premises as of the Effective Date.

17.2         Tenant shall further subordinate to the lien of any new mortgage, deed of trust or the rights of any person holding a beneficial interest in any lien resulting from any other method of financing or refinancing against the Leased Premises, whether now in existence or in the future acquired or constructed; provided, however, that Tenant shall not be required to subordinate to any deed of trust, ground lease or mortgage that may be placed of record after the Effective Date unless Landlord delivers to Tenant, a written nondisturbance agreement in recordable form executed by the beneficiary of the deed of trust, ground lessor, or mortgagee, in commercially reasonable form and substance, which provides, among other things, that so long as Tenant is not in Breach under the Lease (after the lapse of applicable notice and cure periods), the beneficiary, ground lessor, or mortgagee will not disturb Tenant’s possession of the Leased Premises after any foreclosure sale or other transfer.  Tenant shall, within ten (10) days of a written request by Landlord, execute such further instruments or assurances as Landlord or its lender may deem reasonably necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

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17.3         Attornment by Tenant.  If any proceedings are brought for foreclosure, or if the exercise of the power of sale under any mortgage or deed of trust encumbering the Leased Premises occurs, or if Landlord transfers the Leased Premises by deed in lieu of foreclosure, Tenant shall attorn to the purchaser or transferee upon any such foreclosure, sale or transfer and recognize such purchaser as Landlord under this Lease.  Tenant shall have no right to assert the occurrence of a termination of this Lease as a result of such foreclosure or transfer.

17.4         Tenancy Statement.  Each Party shall, within ten (10) days after written notice from the other Party, execute, acknowledge and deliver to the requesting Party a statement describing the terms and factual status of this Lease and Tenant’s tenancy hereunder.

18.           Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19.           Late Fees/Interest on Past-Due Obligations.  If any installment of rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after such amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay rent and/or other charges when due hereunder.  The late charge shall be deemed additional rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any rent or other amounts owing hereunder which are not paid on or before the date they are due shall thereafter bear interest until paid at a rate per annum equal to ten percent (10%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

20.           Time of Essence.  Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21.           No Prior or Other Agreements.  This Lease contains all agreements between the Parties with respect to the occupancy by Tenant of the Leased Premises.

22.           Notices.

22.1         Notices in Writing.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses adjacent to such Party’s signature on this Lease below.  Any such notices shall, unless otherwise provided herein, be given or served (i) by overnight delivery using a nationally recognized overnight courier, (ii) by personal delivery, or (iii) by facsimile or e-mail, evidenced by confirmed receipt.  Notices shall be effective only if and when received by the Party to be notified between the hours of 8:00 a.m. and 6:00 p.m. California time on any business day with delivery made after such hours to be deemed received the following business day.  A Party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

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22.2         Delivery.  Any notice sent by hand delivery shall be deemed given as of the date of the receipt therefor.  Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card.  Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given on the date of delivery.

23.           Waivers.  No waiver by Landlord of the Default or Breach of any term, covenant or condition hereof by Tenant, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Tenant of the same or of any other term, covenant or condition hereof.

24.           Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at Law or in equity.

25.           Binding Effect; Choice of Law.  This Lease shall be binding upon the parties, their personal representatives, successors and assigns and be governed by the Laws of California.

26.           Attorneys’ Fees.  If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees.

27.           Landlord’s Access.  Tenant hereby grants to Landlord and Landlord’s agents, employees, contractors and consultants access to the Leased Premises at reasonable times for the purpose of preparing for Landlord’s intended future use of the Leased Premises and such other purposes as Landlord shall desire, providing such activities of Landlord do not unreasonably interfere with the business operations of Tenant on the Leased Premises.  Landlord and Landlord’s agents shall have the right to enter the Leased Premises at any time, in the case of an emergency, and otherwise at reasonable times upon at least twenty four (24) hours telephonic notice, for the foregoing purposes, and also for the purpose of showing the same to prospective lenders or Landlord’s contractors, architects or other agents in connection with Landlord’s intended future use of the Leased Premises.  Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises in exercising its rights or performing its obligations hereunder.

28.           Quiet Possession.  Upon observance and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Leased Premises for the entire Term hereof, subject to all of the provisions of this Lease.

29.           Performance Under Protest.  If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum.  If

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it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease, plus interest at the maximum rate allowable by Law.

30.           Authority.  If either Party hereto is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf.

31.           Intentionally Deleted.

32.           Exhibits.  The exhibits attached to this Lease are hereby incorporated hereto by this reference.

33.           Counterparts.  This Lease may be executed in multiple counterparts, all such counterparts constituting one and the same Lease.

34.           Amendments.  This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification.

35.           Indemnification.

35.1         Landlord Indemnity. Landlord shall indemnify, protect, defend and hold harmless Tenant, and its respective predecessors, successors, affiliates and assigns, and their respective partners, employees, affiliates, agents, contractors, representatives, attorneys and accountants (collectively, the “Tenant Parties”) from and against any and all actions, causes of action, costs, claims, liabilities, losses, damages, fines, penalties and expenses of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, costs and expenses) caused by, arising out of, resulting from or related to Landlord’s breach of its obligations and duties under this Lease.

35.2         Tenant Indemnity.  Except as provided in Section 35.1 above, Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Leased Premises from any cause whatsoever, and agrees that, to the extent not prohibited by applicable laws, Landlord, its partners and subpartners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors (collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Except as provided in Section 35.1 above, Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all loss, cost, damages, expense, claims and liability, including without limitation court costs and reasonably attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Leased Premises, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant or any such person in, on or about the Leased Premises or caused by, arising out of, resulting from or related to Tenant’s breach of its obligations and duties expressly set forth in this Lease.  The terms of the foregoing assumption of risk, release and indemnity shall not, however apply to any Claims to the extent

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resulting from the negligence or willful misconduct of Landlord or the Landlord Parties.  Tenant’s agreement to indemnify Landlord pursuant to this Section 35 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provision of this Lease.  The provisions of this Section 35 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination.

36.           Landlord’s Liability.  It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable Laws to the contrary, the liability of Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the lesser of (a) the interest of Landlord in the Leased Premises (including any condemnation or insurance proceeds) or (b) the equity interest Landlord would have in and to the Leased Premises if the Leased Premises were encumbered by debt in an amount equal to eighty percent (80%) of the value of the Leased Premises, and neither Landlord, nor any of its constituent partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Notwithstanding any contrary provision of this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

37.           Transfers.  Tenant shall not, without the prior written consent of the Landlord which consent may be not be unreasonably withheld by Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of Law, sublet the Leased Premises or any part thereof, or permit the use of the Leased Premises by any persons other than Tenant and its employees.

{SIGNATURE PAGE FOLLOWS IMMEDIATELY}

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The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at	Executed at

on	on

by LANDLORD:	by TENANT:

,	M2 MARKETPLACE, INC.
a	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Notice Address:	Notice Address:

Attn:	Attn:

Signature Page

EXHIBIT “A”
LEASED PREMISES

Lots “M”, “N”, “O”, “P” and “Q”, in Block 85 of the Town of Santa Monica, in the City of Santa Monica, County of Los Angeles, State of California, as per Map Recorded in Book 3 Pages 80 and 81 and in Book 39 Pages 45, et seq., of Miscellaneous Records, in the Office of the County Recorder of said county.

APN:  4281-005-026